UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 5, 2014

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-10865	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

1100 Winter St.
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2014, the Board of Directors (the “Board”) of AMAG Pharmaceuticals, Inc. (the “Company”) elected John Fallon, M.D. to its Board, effective immediately. The appointment of Dr. Fallon as an independent director brings the size of the Company’s Board to eight members.

Since January 2004, Dr. Fallon has served as Senior Vice President and Chief Physician Executive at Blue Cross & Blue Shield of Massachusetts, Inc., a not-for-profit licensee of the Blue Cross Blue Shield Association. From November 2000 to January 2004, Dr. Fallon held the position of Chief Executive Officer for Clinical Affairs at the State University of New York Downstate Medical Center. From 1993 to 2000, Dr. Fallon served as a founding Trustee of Partners Community HealthCare System, Inc. (“PCHI”), a non-profit health care system, and from 1998 to 2000 he also served as the Chairman of PCHI. From 1995 to 2000, Dr. Fallon served as the Founder, President and Chief Executive Officer of North Shore Health System, Chief Medical Executive and later Chief Executive Officer of Charter Professional Services Corporation, and First Chief Medical Officer for North Shore Medical Center. Dr. Fallon was a practicing internal medicine physician for more than 20 years, from 1976 to 1998. Since October 2012, Dr. Fallon has served as a director on the Board of Directors and a member of the Nominating and Corporate Governance Committee of Insulet Corporation, a public medical device company. In addition, Dr. Fallon serves on a number of private, non-profit boards, including NEHI (Network for Excellence in Health Innovation) (Chair), National Committee for Quality Assurance (NCQA) Medical Standards (Chair), New England Comparative Effectiveness Public Advisory Council and Temple University School of Medicine Board of Advisors. Dr. Fallon received his B.A. from College of the Holy Cross, his M.D. from Tufts University School of Medicine and his M.B.A. from University of South Florida.

At the time of this disclosure, Dr. Fallon was not named to any committees of the Board and no committee assignments are contemplated at this time.  There are no family relationships between Dr. Fallon and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as a non-employee director, Dr. Fallon was granted a non-qualified option to purchase 6,000 shares of the Company’s common stock under the terms and conditions of the Company’s Third Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”), at an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant. The foregoing stock option has a ten-year term and will vest in equal monthly installments over a two-year period, for so long as Dr. Fallon continues to serve as a director of the Company.

In addition, Dr. Fallon was granted a non-qualified option under the Company’s 2007 Plan to purchase 2,534 shares of the Company’s common stock at an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant. The foregoing stock option has a ten-year term and will vest in eight equal monthly installments beginning on October 1, 2014 and continuing through May 1, 2015. Further, Dr. Fallon was granted restricted stock units under the Company’s 2007 Plan covering 1,534 shares of the Company’s common stock, which will vest in eight equal monthly installments beginning on October 1, 2014 and continuing through May 1, 2015, provided that delivery of any vested shares of common stock underlying the foregoing restricted stock units shall be deferred until the earlier of (i) the third anniversary of the date of grant and (ii) as soon as practicable (but not later than 90 days) following the date of termination of service, provided that such termination constitutes a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h). The grants made to Dr. Fallon described in this paragraph reflect the pro-rated portion of the annual grants that would have otherwise been made under the terms of the Company’s Non-Employee Director

Compensation Policy, which is filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Dr. Fallon will be entitled to all other applicable compensation described in the Company’s Non-Employee Director Compensation Policy as described starting on page 24 of the Proxy Statement for the Company’s 2014 annual meeting of stockholders. The Company intends to enter into an indemnification agreement with Dr. Fallon in substantially the same form entered into with the other members of the Company’s Board.

The Company is filing this Form 8-K pursuant to Item 5.02(d). A copy of the Company’s press release relating to this announcement is being furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Company hereby furnishes the following exhibit:

99.1 Press release dated September 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMAG PHARMACEUTICALS, INC.
By:	/s/ Scott B. Townsend
Scott B. Townsend General Counsel and Senior Vice President of Legal Affairs

Date: September 8, 2014

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated September 8, 2014